Exhibit 99.1

For Immediate Release

GREG GATES NAMED MANAGING DIRECTOR, CHIEF TECHNOLOGY & INFORMATION OFFICER FOR LPL FINANCIAL

CHARLOTTE, N.C. – July 30, 2021 – LPL Financial LLC announced today that Greg Gates has been named managing director and Chief Technology & Information Officer, effective immediately. In this role, Gates will oversee all aspects of the firm’s technology and systems applications, leading the firm’s efforts to deliver a differentiated technology experience for LPL advisors, RIAs and institutions, and their clients. He reports directly to President and CEO Dan Arnold, and is based out of LPL’s Carolinas campus. Gates has served as interim head of technology since February 2021.

“Since joining the firm, Greg has been integral to helping us improve the quality and speed-to-market of the technology solutions we provide to our clients, increasing the value we deliver to advisors for every dollar we spend on technology,” said Arnold. “More recently, as interim head of technology, he has demonstrated both the vision and operational excellence to deliver on our ambitious agenda to put our advisors, RIAs and institutions at the center of a differentiated digital experience that fuels their business and client relationships.”

Gates said, “It is an honor to be in a position to empower the businesses of thousands of financial advisors as they work to solve challenges and create opportunities for millions of American investors. I am grateful to the talented team of technologists I work with every day for how they have embraced our mission to make LPL’s technology a game-changer for our clients that improves their quality of life, as well as the quality of their business outcomes.”

Gates joined LPL in 2018 with nearly two decades of senior-level FinTech management experience in technology strategy, including creation, development and delivery. He has demonstrated a disciplined approach to the agile development of customer-centric technology, emphasizing ease of use, speed of delivery and high quality. Before joining LPL, he led product management and engineering teams at PayPal. Prior to that, at Bank of America, he led a number of technology organizations in the consumer, corporate and securities organization, culminating in leadership of large transition efforts and contact center technology.

Gates fills a role previously held by Scott Seese, who is departing LPL following an extended leave of absence to care for a family member with an advanced illness.

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About LPL Financial

LPL Financial (Nasdaq: LPLA) was founded on the principle that the firm should work for the advisor, and not the other way around. Today, LPL is a leader* in the markets we serve, supporting more than 19,000 financial advisors, 800 institution-based investment programs and 450 independent RIA firms nationwide. We are steadfast in our commitment to the advisor-centered model and the belief that Americans deserve access to objective guidance from a financial advisor. At LPL, independence means that advisors have the freedom they deserve to choose the business model, services, and technology resources that allow them to run their perfect practice. And they have the freedom to manage their client relationships, because they know their clients best. Simply put, we take care of our advisors, so they can take care of their clients.

* Top RIA custodian (Cerulli Associates, 2019 U.S. RIA Marketplace Report); No. 1 Independent Broker-Dealer in the U.S (Based on total revenues, Financial Planning magazine June 1996-2020); No. 1 provider of third-party brokerage services to banks and credit unions (2020-2021 Kehrer Bielan Research & Consulting Annual TPM Report); Fortune 500 as of June 2021

Securities and advisory services offered through LPL Financial LLC, an SEC- registered broker-dealer and investment advisor. Member FINRA/ SIPC

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